ARHAUS RAISES FOURTH QUARTER AND
FULL YEAR 2024 REVENUE OUTLOOK

BOSTON HEIGHTS, Ohio (January 8, 2025) — Arhaus, Inc. (“Arhaus” or the “Company”) (NASDAQ: ARHS), a rapidly growing lifestyle brand and omni-channel retailer of premium artisan-crafted home furnishings, announced certain updated expectations for the Company’s fourth quarter and full year 2024 net revenue, comparable growth(1) and demand comparable growth(2).

John Reed, Co-Founder and Chief Executive Officer, said, “We are pleased with the momentum in our business in the fourth quarter, with demand comparable growth(2) of approximately 6% despite a low-single-digit demand comp decline in October. This performance reflects the strength of our product offerings and the effectiveness of our marketing campaigns. As a result of this momentum, we are raising our net revenue expectations for full year 2024 to $1.27 billion to $1.28 billion, an increase of approximately $35 million versus prior expectations. While comparable growth(1) is expected to decline between 9% to 8% as we lap last year’s abnormal backlog deliveries, this reflects an improvement compared to our prior expectations.

“Looking ahead, we are excited about the opportunities for growth as we continue to source new product offerings, expand our showroom footprint, accelerate our brand awareness, and enhance our omni-channel capabilities while making the necessary investments to support our growth.”

Outlook

The table below presents our updated expectations for selected full year 2024 financial results and implied fourth quarter 2024 expectations derived from the outlook.

Full Year 2024	Current Guidance	Previous Guidance	Implied Q4 2024
Net revenue	$1.27 billion to $1.28 billion	$1.23 billion to $1.25 billion	$343 million to $353 million
Comparable growth(1)	(9%) to (8%)	(12%) to (11%)	(7%) to (6%)

The Company also announced today that Dawn Phillipson, Chief Financial Officer, is stepping down from her role to pursue another career opportunity outside of the home furnishings industry.

“On behalf of Arhaus, I want to thank Dawn for her significant contributions over the past nine years,” said John Reed. “Her leadership has been instrumental in our company's growth and success. Dawn is supported by a talented, experienced finance team that will continue to serve the company and its shareholders. We thank Dawn for all her efforts and wish her well in her new role.”

Dawn Phillipson said, “It has been a privilege to work as part of the Arhaus team and I am very proud of the milestones we have achieved over the past several years, along with the progress Arhaus has made, and will continue to make, in delivering incredible product and Showroom experiences to its clients. Arhaus is well positioned to continue driving its growth initiatives with a strong balance sheet, clear strategic direction and dedicated team.”

An external search for her successor is actively underway.

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(1) Comparable growth is a key performance indicator and is defined as the year-over-year percentage change of the dollar value of orders delivered (based on purchase price), net of the dollar value of returns (based on amount credited to client), from our comparable Showrooms and eCommerce, including through our catalogs and other mailings.
(2) Demand comparable growth is a key performance indicator and is defined as the year-over-year percentage change of demand from our comparable Showrooms and eCommerce, including through our catalogs and other mailings.

About Arhaus
Founded in 1986, Arhaus is a rapidly growing lifestyle brand and omni-channel retailer of premium home furnishings. Through a differentiated proprietary model that directly designs and sources products from leading manufacturers and artisans around the world, Arhaus offers an exclusive assortment of heirloom quality products that are sustainably sourced, lovingly made, and built to last. With more than 100 showrooms and design center locations across the United States, a team of interior designers providing complimentary in-home design services, and robust online and eCommerce capabilities, Arhaus is known for innovative design, responsible sourcing, and client-first service. For more information, please visit www.arhaus.com.

Investor Contact:
Tara Louise Atwood
Vice President, Investor Relations
(440) 439-7700
invest@arhaus.com

Forward-Looking Statements
Certain statements contained herein, including statements under the heading “Outlook”, are not based on historical fact and are “forward-looking statements” within the meaning of applicable securities laws.

Forward-looking statements can generally be identified by the use of forward-looking terminology, including, but not limited to, “may,” “could,” “seek,” “guidance,” “predict,” “potential,” “likely,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “forecast,” or variations of these terms and similar expressions, or the negative of these terms or similar expressions. Past performance is not a guarantee of future results or returns and no representation or warranty is made regarding future performance. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors beyond our control that could cause our actual results, performance or achievements to be materially different from the expected results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to manage and maintain the growth rate of our business; our ability to obtain quality merchandise in sufficient quantities; disruption in our receiving and distribution system, including delays in the integration of our distribution centers and the possibility that we may not realize the anticipated benefits of multiple distribution centers; the possibility of cyberattacks and our ability to maintain adequate cybersecurity systems and procedures; loss, corruption and misappropriation of data and information relating to clients and employees; changes in and compliance with applicable data privacy rules and regulations; risks as a result of constraints in our supply chain; a failure of our vendors to meet our quality standards; declines in general economic conditions that affect consumer confidence and consumer spending that could adversely affect our revenue; our ability to anticipate changes in consumer preferences; risks related to maintaining and increasing showroom traffic and sales; our ability to compete in our market; our ability to adequately protect our intellectual property; compliance with applicable governmental regulations; effectively managing our eCommerce business and digital marketing efforts; our reliance on third-party transportation carriers and risks associated with increased freight and transportation costs; and compliance with SEC rules and regulations as a public reporting company. These factors should not be construed as exhaustive. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.